December 2024

Pricing Supplement No. 5,289

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 20, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date. If the final index value is greater than the initial index value, the supplemental redemption amount will equal the product of $1,000 times the index percent change multiplied by the upside participation rate of 225%. If the final index value is less than the initial index value, the supplemental redemption amount will equal the product of $1,000 multiplied by the absolute index return (which is the absolute value of the index percent change).

The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The BlackRock Adaptive U.S. Equity 5% Index is a rules-based index developed by BlackRock Index Services, LLC to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE5X. The index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the index portfolio. The index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The index targets 5% volatility by allocating its exposure to the Index Constituents. The index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee. For more information about the index, see “Annex A — BlackRock Adaptive U.S. Equity 5% Index” beginning on page 16.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,200,000
Pricing date:	December 20, 2024
Original issue date:	December 26, 2024 (3 business days after the pricing date)
Maturity date:	December 23, 2027
Interest:	None
Underlying index:	BlackRock Adaptive U.S. Equity 5% Index
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

Supplemental redemption amount:

The supplemental redemption amount payable at maturity per $1,000 note will equal:

If the final index value is greater than the initial index value: (i) $1,000 multiplied by (ii) the index percent change multiplied by (iii) the upside participation rate

●If the final index value is equal to the initial index value: $0

●If the final index value is less than the initial index value: (i) $1,000 multiplied by (ii) the absolute index return

Upside participation rate:	225% (applicable only if the final index value is greater than the initial index value)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return
Initial index value:	1,097.39, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	December 20, 2027, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61777RFB4
ISIN:	US61777RFB42
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$980.80 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$2.50	$997.50
Total	$1,200,000	$3,000	$1,197,000

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 14.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Equity-Linked Notes dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Investment Summary

Dual Directional Market-Linked Notes

The Dual Directional Market-Linked Notes due December 23, 2027 Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index (the “notes”) offer 225% participation in the positive performance of the underlying index if the final index value is greater than the initial index value, or a positive return of the absolute value of the index return if the final index value is less than the initial index value. The notes provide investors:

￭an opportunity to gain leveraged upside exposure to the BlackRock Adaptive U.S. Equity 5% Index

￭an opportunity to obtain a positive return for a range of negative performance of the BlackRock Adaptive U.S. Equity 5% Index

￭the repayment of principal at maturity, subject to our creditworthiness

￭225% participation in any appreciation of the underlying index over the term of the notes

￭no exposure to any decline of the underlying index if the notes are held to maturity.

At maturity, if the index percent change is equal to 0%, you will receive only the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Upside participation rate:	225%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $980.80.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 2

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Key Investment Rationale

Dual Directional Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

Repayment of Principal

The notes offer investors 225% upside exposure to the positive performance of the underlying index if the final index value is greater than the initial index value, or a positive return reflecting the absolute value of the index return if the final index value is less than the initial index value, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.

Upside Scenario if the Underlying Index Appreciates

The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 225% of the appreciation of the underlying index. There is no limitation on the appreciation potential.

Absolute Return Scenario if the Underlying Index Depreciates	The underlying index decreases in value, and, at maturity, the notes pay the stated principal amount of $1,000 multiplied by the absolute index return.
Par Scenario	The index percent change is equal to 0%, and, at maturity, the notes pay only the stated principal amount of $1,000.

December 2024 Page 3

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

●If the final index value is greater than the initial index value: (i) $1,000 multiplied by (ii) the index percent change multiplied by (iii) the upside participation rate of 225%.

●If the final index value is equal to the initial index value: $0

●If the final index value is less than the initial index value: (i) $1,000 multiplied by (ii) the absolute index return

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 3,500 and reflects the upside participation rate of 225%. The actual initial index value is set forth on the cover of this document.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
80.00%	6,300.00	$1,000	$1,800.00	$2,800.00	180.00%
70.00%	5,950.00	$1,000	$1,575.00	$2,575.00	157.50%
60.00%	5,600.00	$1,000	$1,350.00	$2,350.00	135.00%
50.00%	5,250.00	$1,000	$1,125.00	$2,125.00	112.50%
40.00%	4,900.00	$1,000	$900.00	$1,900.00	90.00%
30.00%	4,550.00	$1,000	$675.00	$1,675.00	67.50%
20.00%	4,200.00	$1,000	$450.00	$1,450.00	45.00%
10.00%	3,850.00	$1,000	$225.00	$1,225.00	22.50%
5.00%	3,675.00	$1,000	$112.50	$1,112.50	11.25%
0.00%	3,500.00	$1,000	$0.00	$1,000.00	0.00%
-10.00%	3,150.00	$1,000	$100.00	$1,100.00	10.00%
-20.00%	2,800.00	$1,000	$200.00	$1,200.00	20.00%
-30.00%	2,450.00	$1,000	$300.00	$1,300.00	30.00%
-40.00%	2,100.00	$1,000	$400.00	$1,400.00	40.00%
-50.00%	1,750.00	$1,000	$500.00	$1,500.00	50.00%
-60.00%	1,400.00	$1,000	$600.00	$1,600.00	60.00%
-70.00%	1,050.00	$1,000	$700.00	$1,700.00	70.00%
-80.00%	700.00	$1,000	$800.00	$1,800.00	80.00%
-90.00%	350.00	$1,000	$900.00	$1,900.00	90.00%
-100.00%	0.00	$1,000	$1,000.00	$2,000.00	100.00%

December 2024 Page 4

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “BlackRock Adaptive U.S. Equity 5% Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the underlying index performs favorably prior to the determination date but then performs unfavorably by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be more favorable than the index closing value on the determination date, the payment at maturity will be based solely on the index closing value on the determination date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and

December 2024 Page 5

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to ETFs that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, and, therefore, could affect the value at which the underlying index must close on the determination date before you would

December 2024 Page 6

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭There are risks associated with the underlying index.

￭The level of the index can go down as well as up. There can be no assurance that the index will achieve positive returns. The index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying assets to track from among one equity ETF, three fixed income ETFs and a cash component. The performance of the index will depend on the performance of that hypothetical portfolio, reduced by both a daily decrement of 0.50% per annum and the Effective Federal Funds Rate. The cash component will generate no return. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of both the daily decrement of 0.50% per annum and the Interest Rate Reduction. Accordingly, no assurance can be given that the index will be successful or outperform any alternative strategy that might be employed in respect of the Index Constituents.

￭Low volatility in the index is not synonymous with low risk in an investment linked to the index. For example, even if the volatility of the index were to be in line with the Target Volatility, the index level may decrease over time, which may result in a zero return on the notes.

￭While the index has a Target Volatility of 5%, there can be no guarantee, even though the index is rebalanced daily, that the realized volatility of the index will not be less than or greater than 5%. Although the index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag of one business day associated with the index’s volatility control adjustments. During the intervening period, if the increased volatility is associated with a significant decline in the value of the Index Components, the index may in turn experience a significant decline without the reduction in exposure to the Index Components that the volatility control feature is intended to trigger. Moreover, the Index Components during the earlier part of the relevant volatility period may be different than the current Index Components, and if the earlier Index Components were significantly less volatile than the current Index Components, the index may be slow to adjust to significant volatility in the current Index Components. Furthermore, the fact that the index applies a 5% volatility constraint in the selection of the Index Components is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. The index may experience greater or lesser volatility in the future because future market conditions may differ from past market conditions.

￭There can be no assurance that the actual volatility of the index will be lower than the volatility of any or all of the Index Constituents. The index’s exposure to each Index Constituent is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the index will achieve the target volatility in any Index Constituent or overall for any given period of time. The actual volatility achieved by the index overall, as well as the volatility achieved for each Index Constituent, will likely differ – perhaps significantly – from the Target Volatility.

￭The volatility target feature of the index may dampen its performance in bullish markets. The index is designed to achieve a Target Volatility of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the Target Volatility, the adjustments to the Index Constituents of the index through daily rebalancing might dampen the performance of the index. The selection of the Index Constituents, as well as the Target Volatility feature, may cause the index to underperform one or more of the Index Constituents.

￭The value of the index and any instrument linked to the index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Constituents can vary significantly, and no assurance can be given as to the allocation of any Index Constituent at any time.

￭No assurance can be given that the investment strategy used to construct the index will achieve its intended results or that the index will be successful or will outperform any alternative index or strategy that might reference the Index Constituents. No assurance can be given that the investment strategy on which the index is based will be successful or that the index will outperform any alternative strategy that might be employed with respect to the Index Constituents. The index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

￭Changes in the value of the Index Constituents may offset each other. Because the Index Constituents represent equities, bonds and cash, price movements of Index Constituents representing different asset classes or may not

December 2024 Page 7

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

correlate with each other. At a time when the value of an Index Constituent representing a particular asset class increases, the value of other Index Constituents representing different asset classes may not increase as much or may decline. Therefore, in calculating the level of the index, increases in the value of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the level of other Index Constituents.

￭Investing in the notes is not equivalent to investing in the index. Investing in the notes is not equivalent to investing in the index or its Index Constituents. See “Hypothetical Payout on the notes” above.

￭The index was established on March 13, 2023, and therefore has limited actual operating history. The performances of the index and some of the component data have been retrospectively simulated prior to March 13, 2023. As such, performance for periods prior to the establishment of the index has been retrospectively simulated by BlackRock Index Services, LLC (the “Index Administrator”) on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. The methodology and the index used for the calculation and retrospective simulation of the index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the index is new and has limited actual historical performance, any investment in the index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the index prior to March 13, 2023 is hypothetical and back-tested, as the index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oThe Index Administrator developed the rules of the index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the index rules would have caused the index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the index will rise or fall. The actual future performance of the index may bear little relation to the historical or hypothetical back-tested levels of the index.

￭Adjustments to the index could adversely affect the value of the notes. The Index Administrator may add, delete or substitute the Index Constituents or make other methodological changes that could change the value of the index. Any of these actions could adversely affect the value of the notes. The Index Administrator may also discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

￭The daily decrement of 0.50% per annum and the Interest Rate Reduction will adversely affect the performance of the index in all cases, whether the index appreciates or depreciates. The BlackRock Adaptive U.S. Equity 5% Index includes both a daily decrement of 0.50% per annum and a reduction of the Effective Federal Funds Rate, each of which is deducted daily from the level of the index. The level of the index may decline even if the Index Constituents appreciate. The index will therefore underperform an identical index without one or both of such daily deductions.

￭Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on such determination date, the index closing value on the determination date will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

December 2024 Page 8

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index Overview

The BlackRock Adaptive U.S. Equity 5% Index (the “Index”) is a rules-based index developed by BlackRock Index Services, LLC to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The Index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE5X. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the Index portfolio. The Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The Index targets 5% volatility by allocating its exposure to the Index Constituents. The Index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee. For additional information about the BlackRock Adaptive U.S. Equity 5% Index, see the information set forth under “Annex A—BlackRock Adaptive U.S. Equity 5% Index” below.

The inception date for the index was March 13, 2023. The information regarding the index prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the index publisher, using the same methodology as is currently employed for calculating the index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the index was possible at any time prior to March 13, 2023. Such data must be considered illustrative only.

Information as of market close on December 20, 2024:

Bloomberg Ticker Symbol:	BAUSE5X
Current Index Value:	1,097.39
52 Weeks Ago:	1,038.26
52 Week High (on 12/6/2024):	1,119.28
52 Week Low (on 1/4/2024):	1,036.10

The following graph sets forth the hypothetical retrospective and daily index closing values of the underlying index for each quarter in the period from January 1, 2019 through December 20, 2024. The related table sets forth the hypothetical retrospective and published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on December 20, 2024 was 1,097.39. The index was established on March 13, 2023. The information prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the index publisher and must be considered illustrative only. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

December 2024 Page 9

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index Hypothetical Retrospective and Historical Performance Daily Index Closing Values January 1, 2019* to December 20, 2024
*The red vertical line indicates March 13, 2023, which is the date on which the index was established.

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Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index	High	Low	Period End
2019
First Quarter	883.78	843.34	883.78
Second Quarter	914.09	878.41	911.96
Third Quarter	921.49	897.81	909.01
Fourth Quarter	943.69	898.12	939.77
2020
First Quarter	972.76	924.42	931.83
Second Quarter	956.75	929.65	954.05
Third Quarter	990.21	954.63	973.12
Fourth Quarter	995.87	961.94	995.87
2021
First Quarter	1,010.67	990.87	1,009.32
Second Quarter	1,037.18	1,013.10	1,037.18
Third Quarter	1,063.89	1,032.81	1,033.46
Fourth Quarter	1,070.77	1,033.26	1,067.96
2022
First Quarter	1,066.66	1,024.70	1,041.57
Second Quarter	1,044.45	995.66	999.68
Third Quarter	1,029.40	989.75	989.75
Fourth Quarter	1,016.79	991.75	1,003.35
2023
First Quarter	1,025.62	1,000.00	1,016.68
Second Quarter	1,037.55	1,010.27	1,037.11
Third Quarter	1,049.44	1,010.38	1,011.42
Fourth Quarter	1,046.17	993.65	1,044.77
2024
First Quarter	1,084.53	1,036.10	1,084.44
Second Quarter	1,099.56	1,057.13	1,095.93
Third Quarter	1,118.22	1,077.09	1,102.25
Fourth Quarter (through December 20, 2024)	1,119.28	1,089.56	1,097.39

BlackRock®, Index™ and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries. For more information, see “Annex A – BlackRock Adaptive U.S. Equity 5% Index” below.

December 2024 Page 11

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	BlackRock Index Services, LLC or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

December 2024 Page 12

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.8587% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,154.4634 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December 31, 2024

$0.539900

$0.5399

January 1, 2025 through June 30, 2025

$24.306600

$24.8465

July 1, 2025 through December 31, 2025

$24.897100

$49.7436

January 1, 2026 through June 30, 2026

$25.501900

$75.2455

July 1, 2026 through December 31, 2026

$26.121500

$101.3670

January 1, 2027 through June 30, 2027

$26.756100

$128.1231

July 1, 2027 through the Maturity Date

$26.340300

$154.4634

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section

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Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in component ETFs, in options contracts on the component ETFs or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the ETFs or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan

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Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

December 2024 Page 15

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Annex A—BlackRock Adaptive U.S. Equity 5% Index

The BlackRock Adaptive U.S. Equity 5% Index (the “Index”) is a rules-based index developed by BlackRock Index Services, LLC (the “Index Administrator”) to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The Index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE5X. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the Index portfolio. The Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The Index targets 5% volatility (the “Target Volatility”) by allocating its exposure to the Index Constituents. The Index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee.

The Index’s exposure to each of the Index Constituents is adjusted daily in an effort to seek the Target Volatility. Both the Index Fee and Interest Rate Reduction reduce the level of the Index, regardless of whether the Index appreciates or depreciates. Because of the daily deductions of both the Index Fee and the Interest Rate Reduction, the Index will underperform the performance of an identical index without such reductions.

Index Constituents

The Index Constituents are grouped as follows:

●The iShares Core® S&P 500 ETF, which provides exposure to large-capitalization U.S. equities;

●The “Non-Equity Asset Basket,” which is used in an effort to reduce the volatility of the Index, as needed, to track the Index Target Volatility of 5%. The Non-Equity Asset Basket rebalances among the three Fixed Income ETFs and the cash component, which does not accrue interest. The Fixed Income ETFs provide exposure to U.S. Treasury bonds with short-term (1-3 years), medium-term (7-10 years) and long-term (20+ years) tenors, respectively. The composition of the Non-Equity Asset Basket and its allocation within the Index are determined by the volatility control procedure described below under “Index Construction.”

iShares® Core S&P 500 ETF

The iShares® Core S&P 500 ETF, formerly known as the iShares® S&P 500 Index Fund, seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. The iShares® Core S&P 500 ETF Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and depositary receipts representing such securities. The iShares Core® S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “IVV.”

iShares® 1-3 Year Treasury Bond ETF

The iShares® 1-3 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between one and three years. The iShares® 1-3 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “SHY.”

iShares 7-10 Year Treasury Bond ETF

The iShares® 7-10 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between seven and ten years. The iShares® 7-10 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “IEF.”

iShares 20+ Year Treasury Bond ETF

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Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

The iShares® 20+ Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of greater than twenty years. The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “TLT.”

Index Construction

On each business day, four Index construction steps are applied:

1)Market Regimes. The Index first computes a Rates Momentum Signal (“RMS”), which seeks to measure time-series momentum in interest rates, as observed through U.S. Treasury bond returns, and an Equity-Bond Correlation Signal (“EBCS”), which seeks to measure time-series momentum in the correlation of equities and bonds. The resulting RMS and EBCS are then used to determine the prevailing “Market Regime,” and regime-dependent maximum weight constraints, or “Target Exposure Caps,” are then assigned to each Fixed Income ETF, as shown in the table below.

The RMS seeks to identify trends in the interest rate environment, with an RMS of 1 typically associated with a falling interest rate environment and an RMS of -1 typically associated with a rising interest rate environment.

The EBCS is based on the level and rate of change of the rolling 44-day correlation between equity and bond returns. The equity component is represented by the Equity ETF and the bond component is represented by the iShares® 7-10 Year Treasury Bond ETF (IEF). The EBCS is -1 and referred to as a “Rising Correlation” environment when the correlation is greater than -0.2 and the rate of change, as measured by the time-series score of correlations, is greater than 0. The EBCS is 1 and referred to as an “Acceptable Correlation” environment when the correlation is greater than -0.2 and the rate of change is less than or equal to 0. The EBCS is always 1 when rolling correlation is less than -0.2.

Based on the RMS and EBCS, a resulting Market Regime is determined, along with resulting Fixed Income ETF Target Exposure Caps for the Index, as shown below.

Rates Momentum Signal (RMS)	Equity-Bond Correlation Signal (EBCS)	Fixed Income ETF Target Exposure Caps
1	1	●SHY: 100% ●IEF: 30% ●TLT: 15%
1	-1	●SHY: 100% ●IEF: 0% ●TLT: 0%
-1	1	●SHY: 50% ●IEF: 15% ●TLT: 0%
-1	-1	●SHY: 0% ●IEF: 0% ●TLT: 0%

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Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

The applicable Fixed Income ETF Target Exposure Caps are then converted to daily Fixed Income Exposure Caps through the application of a smoothing procedure, which seeks to reduce the potential for significant, abrupt weighting changes.

2)Adaptive Variance Budget. The Adaptive Variance Budget is updated on each business day as part of the volatility control procedure. It is set above or below the variance corresponding to the Target Volatility if recent Index volatility is respectively lower or higher than the Target Volatility. The Adaptive Variance Budget is updated using recent Index volatility and regime-dependent parameters.

3)Optimization. The Index then executes an optimization procedure to find new Index weights for the Equity ETF and the three Fixed Income ETFs. The Adaptive Variance Budget and Target Exposure Caps from steps 1 and 2 are used as inputs.

4)Final Index Weights. The Index then determines the Final Index Daily Weights and allocates any excess to the cash component (which does not generate any return) as appropriate. On each business day t, the Index performs the following steps:

a.The 4x1 vector of weights ℎ𝑡 output from the optimization in the previous section are implemented on a one business day lag to produce Final Index Daily Weights for the ETF constituents effective at close of business day t+1:

b.The Final Index Daily Weight for the cash component is then calculated to ensure Index constituent weights sum to 1:

c.Lastly, the ETF and cash component weights computed in the previous two steps are rounded to the nearest 6th decimal place. If their sum altogether does not add up to exactly 1, then the difference is added to or subtracted from the constituent with the largest weight.

The Index level is calculated on each business day based on the weighted performance of each Index Constituent, with any cash component generating no return, reduced by both the Interest Rate Reduction and the Index Fee.

The Index is a product of BlackRock Index Services, LLC and has been licensed for use by Morgan Stanley & Co. LLC.

The Index does not guarantee future income or protect against loss of principal. There can be no assurance that an investment strategy or financial product based on or in any way tracking the Index will be successful. Indexes are unmanaged and one cannot invest directly in an index.

The notes are not sponsored, endorsed, marketed, sold, or distributed by BlackRock Index Services, LLC, BlackRock, Inc., or any of its affiliates, or any of their respective third-party licensors (including the Index calculation agent, as applicable) (collectively, “BlackRock”). BlackRock makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing the notes or the ability of the Index to meet its stated objectives. BlackRock’s only relationship to us with respect to the Index is the licensing of the Index and certain trademarks of BlackRock. The Index is created, compiled, and calculated by BlackRock Index Services, LLC without regard to us or the notes. BlackRock Index Services, LLC has no obligation to take the needs of

December 2024 Page 18

Morgan Stanley Finance LLC

Dual Directional Market-Linked Notes due December 23, 2027

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Morgan Stanley & Co. LLC or the owners of notes into consideration in calculating the Index. BlackRock is not responsible for and has not participated in the determination of the benefits and charges of notes or the timing of the issuance or sale of notes or in the determination or calculation of the equation by which notes is to be converted into cash, surrendered or redeemed, as the case may be. BlackRock has no obligation or liability in connection with the administration of notes. There is no assurance that products based on the Index will accurately track index performance or provide positive investment returns. BlackRock Index Services, LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by BlackRock to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, BlackRock, Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to notes currently being issued by Morgan Stanley & Co. LLC or its affiliates, but which may be similar to and competitive with notes. In addition, BlackRock, Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

THE INDEX AND THE INDEX DATA ARE PROVIDED “AS-IS” AND “AS AVAILABLE.” BLACKROCK DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. BLACKROCK SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. BLACKROCK MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY & CO. LLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA CONTAINED THEREIN OR RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL BLACKROCK BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BLACKROCK AND MORGAN STANLEY & CO. LLC.

BlackRock®, Index™ and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries. All rights reserved.

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